Exhibit 99.1

Telenet announces First Quarter 2008 results

•	Continued solid sequential subscriber growth across all core product lines

•	Revenue up 9%; EBITDA up 12%, yielding an EBITDA margin of 48.0%

Mechelen, May 5, 2008 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the three months ended March 31, 2008:

HIGHLIGHTS

•	Revenue of €247.1 million, up 9% versus prior year;

•	EBITDA(1) of €118.6 million, up 12%, yielding an EBITDA margin of 48.0%;

•	Operating profit of €57.2 million, up 14%;

•	Net loss of €6.8 million, due to unfavorable impact from interest rate hedges and higher interest expenses;

•	Capital expenditures(2) of €45.9 million, representing 19% of revenue;

•	Free Cash Flow(3) of €35.6 million, equivalent to 14% of revenue;

•	Solid organic deleveraging capacity: leverage ratio down to below 4.0x;

•	Broadband, telephony and digital TV combined adding 103,000 subscribers during Q1 2008;

•	Strong growth in paid video-on-demand transactions of 85%.

For the three months ended	March 2008	March 2007	Change %
Financial highlights (€ millions)

Revenue	247.1	226.8	9%
Net income (loss)	(6.8)	10.8	n/a
Basic earnings (loss) per share (EUR)	(0.06)	0.11
Diluted earnings (loss) per share (EUR)	(0.06)	0.10
EBITDA (1)	118.6	106.3	12%
EBITDA margin %	48.0%	46.9%
Capital expenditures (2)	45.9	48.2	-5%
Capital expenditures as % of revenue	19%	21%
Free cash flow (3)	34.6	45.8	-25%

Operational highlights (000 serviced premises)

Total Cable TV	1,672	1,732	-3%
Analog Cable TV	1,234	1,456	-15%
Digital Cable TV (iDTV)	438	276	59%
Broadband internet	914	811	13%
Fixed telephony	572	482	19%
Mobile telephony	67	28	139%
Triple play customers (4)	346	256	35%
Services per customer relationship (4) (5)	1.63	1.51	8%
ARPU per customer relation (€ / month) (4) (6)	32.1	28.1	14%

Telenet Group Holding NV – Earnings Release First Quarter 2008

(1)	EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights, excluding costs related to stock purchase and option plans.
(2)	Capital expenditures are defined as additions to property, equipment and intangible assets as reported in our consolidated balance sheet on an accrued basis.
(3)	Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.
(4)	On Telenet Network only, excluding Partner Network.
(5)	Customer relationships are equal to the analog and digital basic cable TV subscribers on our owned network (Telenet Network).
(6)	Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees, mobile telephony revenue and set top box sales) for the indicated period, divided by the average of the opening and closing customer relationships for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“Having completed the first quarter of 2008, I am pleased to report that Telenet continued to maintain solid quarterly growth in subscribers to our core products. After a record fourth quarter last year, we added another 47,000 subscribers to our digital television subscriber base through successful promotions and an increased focus on set top box rentals as of March. As a result, over one in four of our basic television subscribers are now enjoying digital TV and we believe that our competitive rental offering will support further growth in our iDTV product going forward. Our other product lines, broadband internet and fixed telephony, also performed very well and added 31,000 and 24,000 subscribers, respectively.

Besides our focus on superior individual products, the continued success of our triple play strategy through bundled offerings is demonstrated by the fact that now 346,000 subscribers are serviced by at least three Telenet products on our network, which is a strong 35% increase year-on-year. The growth in our three core products further enhanced our ARPU per customer relationship by 14% compared to last year.

We managed to translate this operational progress into steady revenue growth of 9% to €247.1 million and an EBITDA growth of 12% to €118.6 million, yielding a margin of 48.0%. With these results, we are well on track to reach our full year objectives. It should be noted that the first quarter is typically strong and we have not seen the anticipated level of broadband internet ARPU erosion materialize as the majority of new customers still preferred the mid- and high-end tiers, but we remain cautious about the intensifying competitive environment. In addition, since we only introduced our new set top box rental offerings as of March, the impact on our full quarter revenue and capital expenditures were limited but we expect this to have full effect during the second quarter.

I am also pleased to report that our controlled focus on expenses and investments resulted in a free cash flow of 14% of revenue, despite being influenced by a higher seasonal impact in our capital expenditures from last year and higher cash interest expenses. The sustained growth in EBITDA demonstrates our rapid deleveraging capacity, with our current leverage ratio now down below 4 times EBITDA.

Our primary focus is to achieve a healthy balance between growing the business, maintaining excellent operational margins and making well-determined investments in our future. We will continue to work hard on optimizing our operations and will ensure that our customers receive the best available products, service and price.”

Telenet Group Holding NV – Earnings Release First Quarter 2008

About Telenet: Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information: Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our 2007 Annual Report and Report for the Three Months ended March 31, 2008, as well as presentations related to the financial results of the Three Months ended March 31, 2008, have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Contacts:

Press:	Jan de Grave	Stefan Coenjaerts
	VP Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Christiaan Sluijs
Investors:	Director Investor Relations	Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 703

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our ability to complete the proposed transaction with the PICs; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information: The audited consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2007 has been prepared in accordance with EU GAAP unless otherwise stated.

Telenet Group Holding NV – Earnings Release First Quarter 2008

1	Operational highlights

PLEASE REFER TO §3.5 FOR IMPORTANT SUBSCRIBER DEFINITION CHANGES, EFFECTIVE FIRST QUARTER 2008 REPORTING.

Multiple play. In the first quarter of 2008, the Company demonstrated a continued solid quartertly momentum, adding a net aggregate 103,000 subscribers to our three core product groups – broadband internet, fixed telephony and digital television. This resulted in a total subscriber base of 3,181,000 at the end of March 2008, compared to 3,052,000 subscribers at the end of March 2007. Considering digital television as an additional subscriber on top of basic television, our total subscriber base reached 3,623,000 at the end of March 2008, versus 3,343,000 at the end of March 2007, representing an organic increase of 280,000 subscribers, excluding mobile telephony. Triple play customers on the Telenet Network reached 346,000, up 35% year-on-year. Almost 21% of our customer relationships on the Telenet Network subscribe to at least three products, compared to 15% a year ago. The share of single play customers has further decreased to 57%, which indicates both good progress in our cross- and upsell strategy as well as the opportunity to further increase multi-play service uptake. We achieved a further increase in services per customer relationship to 1.63x as of March 31, 2008, from 1.51x as of March 31, 2007. This progress is attributable to the ongoing success of our bundled offers that meet our customers’ needs for a single provider of all types of communication and entertainment services.

ARPU per customer relationship. Alongside our improving triple play statistics, ARPU per customer relationship on the Telenet Network increased by 14% to €32.1 for the first quarter of 2008, up from €28.1 for the corresponding prior year period. This growth is a clear reflection of a continuation in the uptake of multiple play and subscribers migrating from analog to digital television, generating an average ARPU of more than double the analog base fee.

1.1	Broadband internet

Subscriber base. As of March 31, 2008, our total broadband internet subscribers reached 914,000, an increase of 13%. We added 31,000 net subscribers during the first quarter of 2008. This represents a penetration ratio of homes passed in the Combined Network of more than 33%. Out of the 914,000 total broadband internet subscribers, 32,000 were attributable to small and medium-sized enterprises (SME). Our residential broadband internet subscriber base grew to 882,000 by the end of March 2008, up from 782,000 at the end of March 2007. Please refer to §3.5(b) reporting definition changes for the non-organic adjustment. Churn in this service, including the Brussels area, was at 8.4% for the first quarter of 2008, compared to 8.2% for the corresponding prior year period.

We believe that the increased down- and upload speed specifications for our broadband products introduced in December 2007 and a successful promotional offer have led to these strong additions to our broadband internet subscriber base. Based on our internal research and estimates, we believe to have maintained our nationwide broadband internet market share of approximately 37% as of the end of December 2007. Since we are only present in the Flanders region and part of Brussels, our market share in our footprint is estimated at approximately 55%.

ARPU and revenue trend. As was the case in 2007, we continue to see that the majority of our new broadband internet subscribers opt for our medium and high-tier products, resulting in a stable mix of our broadband tiers. At the end of March 2008, 80% of our subscriber base was connected to a medium or high-tier product offering download speeds of 10 MBps or higher. Our broadband ARPU demonstrated a very slight decline compared to the respective period a year ago, as an effect of our discounted, bundled offerings. For the first quarter of 2008, broadband internet revenue increased by 12% to €87.6 million from €78.5 million for the corresponding prior year period.

Telenet Group Holding NV – Earnings Release First Quarter 2008

1.2	Telephony

Fixed telephony. We ended the first quarter of 2008 with 572,000 fixed telephony subscribers, an increase by 24,000 during the quarter. Compared to prior year’s first quarter, our fixed telephony subscriber base grew by 19%, reaching a penetration rate of homes passed of 21% in the Combined Network. Our residential fixed telephony base reached 563,000 subscribers as of the end of March 2008, and the remaining 9,000 were SME customers. Churn for the first quarter of 2008, including the Brussels area, reported 8.6% compared to 8.0% last year.

The key drivers of our telephony subscriber growth continue to be our competitively priced fixed telephony offerings including the “FreePhone” and “FreePhone 24” rate plans, which offer even better value when taken in one of our bundles. Fixed telephony remains a highly competitive market in which we anticipate continued innovation in the packaging and pricing of telephony services.

Mobile telephony. Our mobile telephony service added a net 11,000 subscribers during the first quarter of 2008, to reach a total of 67,000 mobile subscribers as of March 31, 2008. These mobile services were primarily sold to existing customers as part of a bundle and hence, were achieved without incurring any incremental marketing cost. The insourcing of our mobile back office operations will be completed during the second quarter of this year and will allow us to implement an end-to-end customer process cycle for our mobile product line and enable an increased focus on the activation ratio of sold SIM-cards.

ARPU and revenue trend. In line with our anticipations, we experienced sequential downward pressure on our fixed telephony ARPU, primarily due to the addition of new subscribers on bundled and flat-rate tariffs and lower retail rates for fixed-to-mobile voice traffic as a result of a decrease in mobile termination rates as of October last year, the benefits of which we passed on to our customers. In addition, following the new regulatory framework, we incurred the first significant negative impact of reduced fixed line termination rates as of January 2008, which decreased on average by 39% versus the prior year. Despite these elements, the solid growth in our fixed telephony subscriber base and the increase in mobile telephony revenue resulted in total telephony revenue of €52.1 million for the first quarter of 2008, up by 8% from €48.4 million for the corresponding prior year period.

1.3	Television

1.3.1	Digital television

Subscriber base. As of March 31, 2008, we reported a total of 438,000 subscribers to our digital television service (iDTV), representing a net increase of 47,000 subscribers for the first quarter of 2008. Compared to March 31, 2007, our iDTV base grew by 59%. The solid subscriber additions were particularly fueled by sales promotions in January and the increased marketing of set top box rental propositions. However, since the set top box rental offering has only been introduced as of March 2008, the majority of our first quarter subscriber additions were still generated through the sale of set top boxes.

In addition to digital television, we have 27,000 subscribers to premium PayTV content received through an alternative platform. Of the 27,000 subscribers, 23,000 subscribers receive this premium content on the Partner Network.

ARPU and revenue trend. During the first quarter of 2008, we continued to see strong progress in our video-on-demand transactions, up by 85% compared to the corresponding prior year period, demonstrated by a further increase in the monthly transactions-per-user ratio to the highest ratio achieved so far. The combination of a positive trend in video-on-demand and stable package uptake rates resulted in a fairly stable digital TV ARPU, on top of the basic cable television ARPU.

Total premium television revenue generated by both our digital TV and PayTV customers reached €17.8 million for the first quarter of 2008, up from €14.0 million for the same period in 2007, an increase of 27% year-on-year. This revenue is composed of additional services such as on-demand and premium and thematic channel packs, and comes on top of the basic TV subscription revenue as described below.

Telenet Group Holding NV – Earnings Release First Quarter 2008

1.3.2	Basic cable TV

Subscriber base. Subscribers to both basic analog and digital television services reached a total of 1,672,000 at the end of March 2008, compared to 1,732,000 at the end of March 2007. Our basic cable television subscribers are comprised of 1,234,000 subscribers receiving an analog television service and 438,000 subscribers receiving a digital television service through our iDTV platform. As of March 31, 2008, 26% of our basic cable TV subscribers were digital.

We experienced a net organic decrease in our basic cable TV subscriber base of 12,000 subscribers during the first quarter of 2008, which is in line with our expectations amid competition from other digital television and satellite providers. Please refer to §3.5(b) and (c) reporting definition changes for the non-organic adjustment. We also observe that the Brussels area influenced the overall basic TV churn to some extent as this footprint contains a more volatile subscriber base compared to the Flanders area.

The impact of this loss in subscribers was offset by the increase of the basic TV subscription fee effective as of August 2007. Total basic TV revenue reported for the first quarter of 2008 was unchanged at €54.9 million compared to the same period last year.

1.4	Telenet Solutions

Our business service division continued to deliver top line growth through its segmented approach in offering coaxial and fiber based products for voice, data and internet services. As a result of strong sales momentum in the second half of 2007, revenue for the first quarter of 2008 reached €25.2 million, up 18% on the prior year, which we believe is ahead of the average industry growth. A portion of this increase was attributable to the acquisition of Hostbasket at the beginning of 2008. However, we do not underestimate the highly competitive and price sensitive environment in which our business-to-business division is operating and hence we will continue to focus on the appropriate product offerings for each of our core segments, with a particular focus on small and medium-sized enterprises.

2	Financial Review

2.1	Revenue

Telenet’s operating revenue for the first quarter of 2008 increased by 9% to €247.1 million from €226.8 million in the first quarter of 2007. This progress was attributable to the organic growth in residential broadband internet, fixed telephony and digital TV subscribers, offset by a moderate decline in the ARPU for broadband internet and a high-single digit percentage decline in the ARPU for fixed telephony. In addition, we faced a decrease in interconnect revenue following the regulatory-driven reduction of our fixed termination rates. The revenue growth of 9% exceeds our outlook of 5–6% provided for the full year of 2008 since the impact from the shift to set top box rental offerings was rather limited on the entire quarter, and we did not yet observe the same rate of decline in our broadband internet ARPU as anticipated.

Growth in broadband internet revenue by €9.1 million or 12% year-on-year was yet again the most significant contributor, delivering almost half of the total increase in the first quarter of 2008 revenue compared to the corresponding prior year period. Premium cable television revenue was €17.8 million for the first quarter of 2008, an improvement of 27%, which reflects the continued strong uptake of our iDTV product combined with a strong uptake of content packages and on-demand services. As for other products, telephony and business services delivered 8% and 18% revenue growth, respectively.

Telenet Group Holding NV – Earnings Release First Quarter 2008

Our reported premium cable television revenue excludes sales of iDTV set top boxes, which are classified under “Distributors/Other” while set top box rentals are included within the recurring premium cable television revenue. In the first quarter of 2008, sales of iDTV set top boxes generated €3.9 million of revenue, compared to €4.5 million for the same period last year. This moderate decrease is attributable to the introduction of set top box rental offerings, which generate recurring revenue as opposed to upfront revenue from set top boxes sales. The remaining €5.6 million of the total €9.5 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and other services such as online advertising on our portal and other community websites.

2.2	Expenses

Total operating expenses for the first quarter of 2008 rose 7% to €189.9 million from €176.7 million a year ago. Various improvements in our processes implied a further decline of our unit cost per service, demonstrated by a lower expense growth rate versus revenue.

Costs of services represented €143.8 million of total operating expenses, a year-on-year increase of 7%, which was a smaller increase than our revenue growth rate of 9%, and was attributable to higher call center capacity requirements, rising copyright and content costs and other network operating costs, reflecting the continued rapid growth of our subscriber base – primarily on digital television.

The balance of operating expenses, in selling, general and administrative (SG&A) expenses, grew 9% in the first quarter of 2008, reaching €46.1 million, compared to €42.3 million in the first quarter of 2007, and reflecting a moderate growth in personnel expenses and professional fees, while marketing and sales related expenses were kept stable. During the first quarter of 2008, the Company initiated a new Employee Stock Purchase Plan, in which all employees were able to purchase shares at a discounted share price, which resulted in a one-off charge of €1.7 million for issuance premiums, recorded under “employee benefits” – please refer to §3.4 subsequent events for additional information.

Our sustained focus on cost control and process-oriented improvements resulted in costs of services provided as a percentage of total revenue decreasing to 58% of revenue for the first quarter of 2008, compared to 59% of revenue for the same period prior year, and we reported flat SG&A expenses as a percentage of total revenue of 19% for the respective periods, despite the one-off cost related to the employee share purchase plan.

2.3	EBITDA and operating profit

EBITDA. EBITDA increased by 12% on a year-on-year basis to €118.6 million for the first quarter of 2008, from €106.3 million for the first quarter of 2007. This represents an EBITDA margin of 48.0% compared to 46.9% the prior year.

Operating profit. Depreciation and amortization, totaling €59.7 million for the first quarter of 2008 versus €56.2 million in 2007, increased at a slower pace than revenue, resulting in an increase in operating profit of 14% to €57.2 million for the first quarter of 2008 from €50.1 million for the first quarter of 2007.

2.4	Net result

On top of the operating result, our net result for the first quarter of 2008 further included interest expenses, the unfavorable impact of changes in the fair value of our interest hedging instruments, and regular deferred taxes.

Finance costs. Net interest expense increased to €37.2 million for the first quarter of 2008 from €26.1 million for the first quarter of 2007. The increase was a result of our 2007 refinancing activities in which

Telenet Group Holding NV – Earnings Release First Quarter 2008

we increased our level of debt to €1.9 billion as of October 2007 from €1.2 billion before, partially offset by a lower average interest rate on this new Senior Credit Facility. The net changes in the fair values of our foreign exchange and derivative financial instruments generated a loss of €13.9 million in the first quarter of 2008 compared to a gain of €2.1 million in the prior year period. This increase is primarily a result of the unfavorable change in the fair value of our interest rate derivatives following a decrease of the EURIBOR rate. Changes in the fair values of our derivative instruments have no impact on our cash flows.

Income tax expenses. In the first quarter of 2008, we recorded income tax expenses of €12.9 million, compared to €15.3 million in the first quarter of 2007. These income tax expenses all relate to deferred tax expenses. Since the recognition of our deferred tax asset in the second quarter of 2007, we no longer have to account for the impact between the current and historical tax rate when releasing the valuation allowance to goodwill, justifying the decrease in income tax expenses in 2008 versus 2007. The majority of the income tax expenses did not have any cash consequences.

Net income (loss). We recorded a net loss of €6.8 million for the first quarter of 2008, compared to net income of €10.8 million for the same period in the prior year. This change is primarily a result of the unfavorable impact from our interest rate hedges and higher recurring interest charges.

2.5	Cash flow and Liquidity

Net cash from operating activities. Net cash provided by operating activities increased to €101.4 million in the first quarter of 2008, from €98.4 million in the first quarter of 2007. We generated cash from operations of €137.2 million, a 24% growth compared to the prior year, while the net cash interest paid increased to €35.8 million from €12.0 million for the respective prior year period, as a result of the refinancing of the non-cash interest Senior Discount Notes in October 2007 and the change to quarterly rather than semi-annual interest payments, also resulting from the refinancing of the Senior Notes in October 2007.

Free cash flow. The Company generated free cash flow1 of €34.6 million for the first quarter of 2008, compared to €45.8 million generated during the first quarter of 2007 and is primarily the result of the higher level of capital expenditures at the end of 2007 being paid within the first quarter of 2008 and increased cash interest expenses.

Net cash from financing activities. Net cash used in financing activities decreased to €7.4 million for the first quarter of 2008, down from €10.9 million for the first quarter of 2007. Since no debt repayments are due before 2012 under the new Senior Credit Facility, the cash used in financing activities is limited to the clientele and annuity fee paid in connection with the current usage rights on the Partner Network.

The Company held €99.2 million of cash and cash equivalents as of March 31, 2008, compared to €76.6 million as of December 31, 2007.

Leverage ratio. The drawn amount of our new Senior Credit Facility represents a net leverage ratio of 3.98x EBITDA2. Within the new Senior Credit Facility, the Company has access to an additional committed loan capacity of €400.0 million, subject to compliance with applicable covenants, pursuant to the Term Loan B2 and Revolving facility which are available to be drawn up to and including July 31, 2008 and June 30, 2014, respectively.

[1]	Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.
[2]	Calculated as per terms of Senior Credit Facility, using previous two quarter’s EBITDA

Telenet Group Holding NV – Earnings Release First Quarter 2008

2.6	Capital expenditures

Capital expenditures3 were €45.9 million in the first quarter of 2008, compared to €48.2 million in the same period last year. Rental boxes accounted for €4.9 million in the first quarter of 2008 and €3.5 million for the first quarter of 2007, or 11% and 7% of total capital expenditures, respectively. Approximately 53% of our capital expenditures during the first quarter of 2008 were related to other subscriber growth, on top of set top boxes, or were network growth related, such as the final completion of our “Expressnet” and the start of the “Mach3” bandwidth upgrade project and various investments to accommodate our strongly increased subscriber base. The balance represented fixed asset network investments, repairs and replacements. As a percentage of revenue, total capital expenditures decreased to 19% of revenue in the first quarter of 2008 from 21% of revenue in the prior year period, primarily as a result of timing differences in the network upgrade projects. Excluding the set top box rentals, capital expenditures were 17% of revenue in the first quarter of 2008 and 20% for the prior year period.

3	Outlook and Other information

3.1	Outlook for the year 2008

Having completed the first quarter of 2008, we re-affirm our full year 2008 outlook. It should be noted that our first quarter is typically a seasonally strong operational and financial quarter. Since the repositioning of our set top box model from sales to rental was only introduced as of March 2008, the effect on the full quarter revenue and capital expenditures was limited but is expected to have a much more significant impact during the second quarter, implying a lower year-on-year revenue growth rate compared to the one reported for the first quarter of 2008. In addition, we have not yet seen the anticipated erosion on broadband internet ARPU materialize, nor have we observed any impact from weakened economic conditions. Nevertheless, we remain cautious about the intensifying competitive environment and potential trends from an economic slowdown and will continue to seek to offer our customers an attractive combination of quality products and high service levels at an innovative price.

Therefore, we maintain our outlook for the full year of 2008 at:

Outlook 2008 (organic)
Revenue growth	5% - 6%
EBITDA growth	6% - 8%
Capital expenditures(1)	€180 - €190 million

(1)	Excludes up to €30 million of capital expenditures supporting set top box rental offering.

3.2	Dividend policy

Certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make dividend payments until certain minimum reserves are attained. In addition, our new Senior Credit Facility imposes significant restrictions on our ability to make dividends or other distributions. As a result, our ability to pay dividends relies on numerous factors, the impact of which we can not forecast with certainty.

[3]	Capital expenditures are defined as additions to property, equipment and intangible assets as reported in our consolidated balance sheet on an accrued basis.

Telenet Group Holding NV – Earnings Release First Quarter 2008

3.3	Procedures of the Independent Auditor

The statutory auditors, PricewaterhouseCoopers Reviseurs d’Entreprises SCCRL, represented by Bernard Gabriëls, have confirmed that their review procedures, which are substantially complete, have not revealed any significant matters requiring adjustment for the condensed consolidated income statement, balance sheet, or statements of cash flows and changes in shareholders’ equity as of and for the three months ended March 31, 2008, included in this press release.

3.4	Subsequent events and news

•	Agreement-in-principle with Partner Network (“Interkabel”)

On November 26, 2007, Telenet and the Pure Intercommunales (“PIC”s) announced a non-binding agreement-in-principle to transfer the analog and digital television activities of the PICs, including all existing subscribers, to Telenet for a purchase consideration of €170 million. Among other matters, the agreement-in-principle provides that the PICs would remain the legal owners of the cable network, and that Telenet would receive full rights to use the network under a long-term lease for a period of 38 years via a user right in rem, for which it will pay annual fees in addition to the fees payable under the existing structure. It is also provided that the PICs will subsequently be able to use limited bandwidth for certain public interest services.

On December 26, 2007, Belgacom NV/SA (Belgacom), the incumbent telecommunications operator in Belgium, lodged summary proceedings with the President of the Court of First Instance of Antwerp with a view to obtaining a provisional injunction preventing the PICs from effecting the agreement-in-principle. Belgacom’s claim is based on the allegation that the PICs should have organized a market consultation prior to entering into the agreement-in-principle. The PICs are challenging this allegation, and Telenet intervened in this litigation in order to protect its interests. Belgacom also sent a letter expressing their interest in making a competing offer to the PICs and have started a procedure on the merits claiming the annulment of the agreement-in-principle. This procedure could last for years. On March 11, 2008, the President of the Court of First Instance of Antwerp ruled in favor of Belgacom and, accordingly, ordered the PICs to refrain from any act implementing the agreement-in-principle pending the procedure on the merits. Telenet has appealed the March 11, 2008 ruling.

In parallel, Belgacom filed a complaint with the Government Commissioner who needs to make a decision whether the Board approvals of the PICs of the agreement-in-principle should be suspended. For now, the Government Commissioner and the Flemish Home Secretary Minister have not deemed it necessary to suspend the agreement-in-principle in light of the pending legal proceedings. Furthermore, Belgacom also initiated a suspension and annulment procedure before the Council of State against these Board approvals. The outcome of the suspension procedure is expected in the coming months. The final judgment in the annulment case is expected to take more than one year.

•	Employee Stock Option Plan 2007

The extraordinary shareholders meeting of December 27, 2007 decided to issue 3,300,000 warrants (“Stock option plan 2007”). Each of these stock options gives the holder the right to subscribe to one new share of Telenet Group Holding NV. The stock options can be granted to personnel members of Telenet Group Holding NV and of its subsidiaries and to the Chief Executive Officer. The new shares to be issued upon exercise of these stock options will be ordinary shares of the company and will have the same rights and benefits (including the right on dividends) as the existing ordinary shares prior to the issuance of the new shares. The new shares will benefit from a reduced withholding tax of 15% in case dividends are paid in the future (this right will be represented by a separate VVPR-strip). The options vest in equal parts per quarter over a period of four years. On March 5, 2008, the Board of Directors has organized a grant of options under the Stock option plan 2007. The exercise price of these options is EUR 14.50.

Telenet Group Holding NV – Earnings Release First Quarter 2008

•	Employee Stock Purchase Plan 2008

On May 31, 2007, the extraordinary shareholders meeting of Telenet Group Holding NV approved the issuance of a new employee stock purchase plan (“ESPP”) for a maximum amount of €23.5 million and mandated the Board of Directors to implement such plan before December 31, 2007. On December 27, 2007, the extraordinary shareholders meeting of Telenet Group Holding NV renewed the mandate to the Board of Directors to implement the ESPP until April 30, 2008.

The Board of Directors offered the personnel of the Telenet-group in January 2008 the possibility to enter in the ESPP 2008. Personnel members could make a reservation for the subscription to shares in the period from January 31, 2008 until February 17, 2008. On March 19, 2008, the Board of Directors determined the final subscription price at €12.11. The final subscription price was calculated by applying a 16.67% discount to the so-called reference price. The reference price equals the average closing price of the Telenet share on Euronext Brussels during the 30 days preceding March 20, 2008.

The subscription period for the ESPP 2008 ran from March 20, 2008 until March 26, 2008. Subscriptions were received for a total amount of €8.4 million. On April 18, 2008 the capital of the Company was increased with €6.9 million against issuance of 693,217 new shares and a total amount of €1.6 million was booked as an issue premium.

3.5	Subscriber definition changes effective first quarter 2008 reporting

(a) Effective January 1, 2008, all subscribers on the previously acquired UPC Belgium network have been integrated in our statistics on churn, triple play, ARPU per customer relationship and penetration, and are assumed as “Telenet Network” going forward. Churn statistics for 2007 have been restated to include UPC Belgium.

(b) Effective January 1, 2008, we have switched reporting definitions for our subscriber statistics in order to concur with the definitions as adopted by Liberty Global, Inc. This change implies that subscribers are now reported based on serviced premises versus revenue generating units (“RGUs”) prior to 2008. The non-organic changes are affecting broadband internet and basic cable TV subscribers:

•

Broadband internet: since customers can have multiple premises with a broadband internet connection, the total number of subscribers has been adjusted upwards by 10,000. This implies that our customer base at December 31, 2007 is now 883,000 versus 873,000 as previously reported.

•

Basic cable TV: since multiple invoiced analog cable TV connections on one address are now counted as one premise (e.g. hospitals and hotels), the total number of subscribers has been adjusted downwards by 3,000. This implies that our analog cable TV customer base at December 31, 2007 is now 1,314,000 versus 1,317,000 as previously reported.

(c) We also adjusted customer recognition rules for cable TV. Previously, cable TV customers were reported as disconnections as of the moment of physical disconnection; which could take up to six months. Effective March 31, 2008, we adopted a more conservative definition, reporting non-paying analog cable TV customers as disconnections as the earlier of the physical disconnection date or the date that three months of payments are outstanding. This implies that our cable TV customer base has been adjusted downwards by 22,000 (non-organic) as per March 31, 2008.

Telenet Group Holding NV – Earnings Release First Quarter 2008

4	Telenet Group Holding NV – Selected EU GAAP consolidated statement of operations detail

As of and for the periods ended	March 2008	March 2007	Change %
Premises serviced (in thousands)

Homes passed - Telenet Network	1,924	1,906	1%
Homes passed - Partner Network	826	818	1%

Television
Telenet Network
Analog Cable TV	1,234	1,456	-15%
Digital Cable TV (iDTV)	438	276	59%

Total Cable TV	1,672	1,732	-3%

Partner Network
Analog Cable TV (*)	23	27	-15%
Combined Network
Analog Cable TV	1,257	1,484	-15%
Digital Cable TV (iDTV)	438	276	59%

Total Cable TV	1,695	1,759	-4%

Internet
Residential Broadband Internet	882	782	13%
Business Broadband Internet	32	29	10%

Total Broadband Internet	914	811	13%

Telephony
Residential Telephony	563	474	19%
Business Telephony	9	8	13%

Total Telephony	572	482	19%

Mobile telephony (active customers)	67	28	139%
Total Premises Serviced (excl. Mobile telephony)	3,181	3,052	4%

Churn for the three months ended

Basic cable television	7.8%	6.3%
Residential broadband internet	8.4%	8.2%
Residential telephony	8.6%	8.0%

Customer relationship information on Telenet Network

Services per customer relationship	1.63	1.51	8%
Total customer relationships (in thousands)	1,672	1,732	-3%
ARPU per customer relationship (for the three months ended, in € / month)	32.1	28.1	14%

(*)	includes PayTV subscribers on the Partner Network

Telenet Group Holding NV – Earnings Release First Quarter 2008

5	Telenet Group Holding NV – Selected EU GAAP condensed consolidated statements

5.1	Selected EU GAAP consolidated statement of operations detail (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended March 31,		% Change
	2008	2007
Revenue
Basic cable television	54.9	54.9	0%
Premium cable television	17.8	14.0	27%
Distributors / other	9.5	9.7	-2%
Residential broadband internet	87.6	78.5	12%
Residential telephony	52.1	48.4	8%
Business services	25.2	21.4	18%

Total Revenue	247.1	226.8	9%

Expenses
Costs of services provided	(143.8)	(134.4)	7%
Gross Profit	103.3	92.4	12%
Selling, general and administrative costs	(46.1)	(42.3)	9%

Operating profit	57.2	50.1	14%

Finance costs, net	(51.1)	(24.1)	112%
Net profit before income taxes	6.1	26.1	-77%
Income tax expense	(12.9)	(15.3)	-16%

Net income (loss)	(6.8)	10.8	n/a

EBITDA	118.6	106.3	12%
margin %	48.0%	46.9%

Weighted average shares outstanding	109,376,275	101,309,084
Basic net earnings (loss) per share	(0.06)	0.11	n/a
Diluted net earnings (loss) per share	(0.06)	0.10	n/a

Expenses by Nature

Employee benefits	32.7	31.3	4%
Depreciation	45.4	42.7	6%
Amortization	12.0	11.7	2%
Amortization of broadcasting rights	2.3	1.8	25%
Network operating and service costs	72.5	65.2	11%
Advertising, sales and marketing	13.4	14.3	-6%
Other costs	11.6	9.7	20%

Total Expenses	189.9	176.7	7%

Telenet Group Holding NV – Earnings Release First Quarter 2008

5.2	EU GAAP Condensed consolidated statement of operations (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended March 31,		% Change
	2008	2007
Revenue	247.1	226.8	9%
Costs of services provided	(143.8)	(134.4)	7%

Gross profit	103.3	92.4	12%

Selling, general and administrative	(46.1)	(42.3)	9%

Operating profit	57.2	50.1	14%

Finance costs, net	(51.1)	(24.1)	112%

Net profit before income tax	6.1	26.1	-77%

Income tax expense	(12.9)	(15.3)	-16%

Net income (loss)	(6.8)	10.8	n/a

Basic earnings (loss) per share	(0.06)	0.11	n/a
Diluted earnings (loss) per share	(0.06)	0.10	n/a

5.3	EU GAAP Condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended March 31,		% Change
	2008	2007
Cash flows provided by operating activities	101.4	98.4	3%
Cash flows used in investing activities	(71.4)	(52.8)	35%
Cash flows used in financing activities	(7.4)	(10.9)	-32%
Net increase in cash and cash equivalents	22.6	34.7	-35%

Certain comparative amounts in the cash flow statement have been reclassified for purposes of more appropriate comparison between the figures of the current quarter and the same quarter of the previous year.

Telenet Group Holding NV – Earnings Release First Quarter 2008

5.4	EU GAAP Condensed consolidated balance sheets (unaudited)

(€ in millions)	March 31, 2008	Dec 31, 2007	Change
ASSETS
Non-current Assets:
Property and equipment, net	1,000.8	1,008.6	(7.8)
Goodwill	1,101.7	1,096.0	5.6
Other intangible assets, net	256.2	259.1	(2.9)
Deferred income tax assets	32.7	60.6	(28.0)
Other assets	1.2	1.9	(0.7)

Total non-current assets	2,392.5	2,426.2	(33.7)

Current Assets:
Trade receivables, net	99.0	110.8	(11.8)
Other current assets	48.2	51.0	(2.8)
Cash and cash equivalents	99.2	76.6	22.6

Total current assets	246.4	238.4	8.0

TOTAL ASSETS	2,638.9	2,664.6	(25.7)

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,081.1	1,081.1	—
Other reserves	901.3	891.2	10.1
Hedging reserves	—	—	—
Retained loss	(1,809.0)	(1,802.2)	(6.8)

Total equity	173.4	170.1	3.3

Non-current Liabilities:
Long-term debt, less current portion	1,995.2	1,999.9	(4.7)
Derivative financial instruments	—	—	—
Unearned revenue	12.2	12.7	(0.5)
Other liabilities	27.0	43.8	(16.8)

Total non-current liabilities	2,034.5	2,056.4	(21.9)

Current Liabilities:
Short-term borrowings	—	—	—
Current portion of long-term debt	19.8	18.5	1.3
Accounts payable	199.6	230.4	(30.8)
Accrued expenses and other current liabilities	78.6	62.4	16.2
Unearned revenue	124.8	123.5	1.3
Other liabilities	8.3	3.4

Total current liabilities	431.1	438.1	(7.1)

Total liabilities	2,465.6	2,494.6	(29.0)

TOTAL EQUITY AND LIABILITIES	2,638.9	2,664.6	(25.7)